EXHIBIT 8

                              PLEDGE AGREEMENT


          THIS PLEDGE AGREEMENT (this "Pledge Agreement"), dated as of December 19, 2000, made by LXH, L.L.C. (the "Pledgor") in favor of Ciba Specialty Chemicals Corporation (the "Pledgee").

                            W I T N E S S E T H:
                            - - - - - - - - - -

          WHEREAS, the Pledgee, the Pledgor and certain Affiliates of the Pledgee entered into a Stock Purchase Agreement, dated as of October 11, 2000 (the "Stock Purchase Agreement"), providing for, among other things, the sale by the Pledgee and such Affiliates to the Pledgor of certain shares of Common Stock, par value $.01 per share (the "Common Stock") of Hexcel Corporation, a Delaware corporation (the "Company"); and

          WHEREAS, simultaneously herewith, the Pledgor is executing and delivering to the Pledgee and certain Affiliates of the Pledgee the Pledgor's 7.5% Recourse Secured Pay-in-Kind Promissory Notes, dated the date hereof (each, a "Note", and, collectively with all additional notes issued under each such Note, the "Notes"), as payment of the purchase price for a portion of the shares of Common Stock purchased by the Pledgor pursuant to the Stock Purchase Agreement; and

          WHEREAS, as a condition precedent to the purchase and sale of the shares of the Common Stock to the Pledgor and the acceptance of the Notes by the Pledgee and certain of its Affiliates, the Pledgor is required to enter into this Pledge Agreement to secure the obligations of the Pledgor under the Notes;

          NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Pledgee to consummate the transactions contemplated by the Stock Purchase Agreement, the Pledgor agrees, for the benefit of the Pledgee, as follows:


                                 ARTICLE I

                                DEFINITIONS

          SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Pledge Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

          "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          "Cash" means cash and Cash Equivalents.

          "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 180 days from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than 90 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Rating Services or at least P-1 from Moody's Investors Service, Inc.; and
(iv) certificates of deposit or bankers' acceptances (or with respect to foreign banks, similar instruments) maturing within 180 days from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any member of the European Union or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of no less than $200 million (or the foreign currency equivalent thereof) and having outstanding debt which is rated "A" (or such equivalent rating) or higher by at least one nationally recognized statistical rating organization.

          "Collateral" is defined in Section 2.1.

          "Collateral Sale" is defined in Section 2.6.

          "Collateral Coverage Ratio" shall mean, as at any date, the ratio of (x) the Fair Market Value of all Collateral on such date to (y) the outstanding principal amount of, and accrued interest on, the Notes outstanding on such date.

          "Distributions" means all stock dividends, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, cash dividends other than Dividends, reclassifications, warrants, options, non-cash dividends, mergers or consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Shares, but shall not include Dividends.

          "Dividends" means regular cash dividends and regular cash distributions with respect to any Pledged Shares.

          "Documents" collectively, means this Pledge Agreement, the Stock Purchase Agreement, the Notes and each other agreement, certificate, document or instrument delivered in connection with this Pledge Agreement, and such other agreements, whether or not specifically mentioned herein or therein.

          "Events of Default" shall have the meaning ascribed thereto in the Notes.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fair Market Value" shall mean (a) with respect to securities (i) listed for trading on a national securities exchange or admitted for trading on a national market system, either (x) the closing price quoted on the principal securities exchange on which such securities are listed for trading or (y) if not so listed, the average of the closing bid and asked prices for such securities quoted on the national market system on which such securities are admitted for trading, each as published in the Eastern Edition of The Wall Street Journal, in each case for the ten (10) trading days prior to the date of determination or (ii) not listed for trading on a national securities exchange or admitted for trading on a national market system, the fair market value of such securities as determined in good faith from time to time according to the mutual agreement of the Pledgor and the Pledgee; provided, however, in the event that the Pledgor and the Pledgee are unable to reach an agreement as to the fair market value of such securities, the fair market value of such securities will be determined by a neutral third party mutually agreed upon by the Pledgor and the Pledgee, with such determination by the neutral third party being binding on the Pledgor and the Pledgee and not subject to any recourse or appeal or (b) with respect to any other property, the fair market value of such property as determined in good faith from time to time according to the mutual agreement of the Pledgor and the Pledgee; provided, however, in the event that the Pledgor and the Pledgee are unable to reach an agreement as to the fair market value of such property, the fair market value of such property will be determined by a neutral third party mutually agreed upon by the Pledgor and the Pledgee, with such determination by the neutral third party being binding on the Pledgor and the Pledgee and not subject to any recourse or appeal.

          "Governance Agreement" shall mean the Governance Agreement, dated as of the date hereof, among the Pledgor, LXH II, L.L.C., the Company and the other parties listed on the signature pages thereto.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Pledgor or any affiliate thereof, any filing or agreement to file a financing statement as debtor under the U.C.C. or any similar statute other than to reflect ownership by a third party of property leased to the Pledgor under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

          "Minimum Amount" means, with respect to Net Cash Proceeds, (i) an amount thereof (but not less than 20%) which, after giving effect to the application thereof to the prepayment of the Notes as provided in Section
2.6 hereof, would result in the Collateral Coverage Ratio being equal to or greater than 3:1, or (ii) an amount equal to 100% thereof to the extent that the Collateral Coverage Ratio is or, after giving effect to the application thereof to the prepayment of the Notes as provided in Section
2.6 hereof, would be less than 3:1.

          "Net Cash Proceeds" shall mean the total Cash proceeds received by the Pledgor upon any Transfer of Collateral, less an amount equal to the sum of (i) the federal income tax liability payable in respect of the gain recognized upon such sale, assuming a tax rate equal to the maximum federal income tax rate on capital gains in effect at the time of sale, (ii) any state and local income tax liability that would be payable in respect of such gain, assuming the maximum state income tax rate applicable on capital gains of an individual resident in, or corporation fully subject to tax in, New York City, New York (whichever is applicable), and (iii) any expenses (including legal fees and brokers' and underwriters' commissions) reasonably incurred in connection with such sale.

          "Non-Cash Proceeds" means any non-Cash proceeds received by the Pledgor upon any Transfer of Collateral.

          "Note" and "Notes" are defined in the second recital.

          "Permitted Transferee" shall mean (i) the Pledgor, (ii) LXH II, L.L.C., a Delaware limited liability company, (iii) each of their respective members, (iv) The Goldman Sachs Group, Inc., a Delaware corporation, or any direct or indirect subsidiaries of The Goldman Sachs Group, Inc. formed for the purpose of effecting principal transactions and
(v) subject to the approval of the Independent Directors (as defined in the Governance Agreement), one other Person designated within 90 days of the date hereof by the Pledgor or LXH II, L.L.C. as a proposed transferee of up to 2,200,000 shares of Common Stock.

          "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Pledged Shares" is defined in Section 2.1(a).

          "Pledgee" is defined in the preamble.

          "Pledgor" is defined in the preamble.

          "Secured Obligations" means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured, direct or indirect, choate or inchoate, sole, joint, several or joint and several, due or to become due, heretofore or hereafter contracted or acquired) of the Pledgor arising under or in connection with this Pledge Agreement and the Notes including (i) all obligations for principal or interest under the Notes, whether incurred on the date hereof, and (ii) following the occurrence and during the continuance of an Event of Default, all costs (including reasonable attorneys' fees) incurred in connection with the enforcement of the Notes or this Pledge Agreement and all advances made by the Pledgee for the maintenance, protection, preservation or enforcement of, or realization upon, the Collateral.

          "Stock Purchase Agreement" is defined in the first recital.

          "Subsidiary" means any corporation, association or other organization whether incorporated or unincorporated of which at least 25% of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is at the time directly or indirectly owned or controlled by another corporation, association or other organization, or by any one or more Subsidiaries of such other corporation, association or other organization, or by such other corporation, association or other organization and one or more of its Subsidiaries.

          "Third Party" shall mean any Person other than a Permitted
Transferee.

          "Transfer" means any sale, transfer or other disposition of Collateral to a Third Party in an arms-length transaction.

          "U.C.C." means the Uniform Commercial Code as in effect in the State of New York or, as the context may require, in any other jurisdiction the laws of which may apply to all or a portion of the Collateral in which a security interest is granted hereunder.


                                 ARTICLE II

                                   PLEDGE

          SECTION 2.1. Grant of Security Interest. Upon the terms and subject to the conditions set forth in this Pledge Agreement, as collateral security for the prompt payment in full when due of the Secured
Obligations, the Pledgor hereby pledges, and grants to the Pledgee a continuing security interest in all of Pledgor's right, title and interest in and to all of the following property (the "Collateral"):

               (a) all issued and outstanding shares of Common Stock owned by the Pledgor identified on Attachment I hereto (the "Pledged Shares");

               (b) subject to Section 2.4, all Dividends and Distributions and other payments and rights with respect to any Pledged Shares; and

               (c) all proceeds of any of the foregoing.

          SECTION 2.2. Security for Obligations. This Pledge Agreement and the Collateral granted herewith secure the payment and performance in full of the Secured Obligations.

          SECTION 2.3. Delivery of Collateral. All certificates or instruments representing or evidencing any Collateral, including all Pledged Shares shall be delivered to the Pledgee and held by or on behalf of the Pledgee pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank, all in form and substance satisfactory to the Pledgee. Except as otherwise provided herein, the Pledgor shall be entitled to exercise all rights incident to the ownership of the Pledged Shares, including voting rights, and the Pledgor shall be the record holder of such Pledged Shares on the books and records of the Company.

          The Pledgor agrees that the Pledgee shall be entitled to receive and retain, and the Pledgor shall be deemed to have delivered, in pledge hereunder to the Pledgee, any and all non-Cash Distributions that are issued, distributed or otherwise delivered to the Pledgor in respect of the Pledged Shares. Cash Distributions shall be applied to the prepayment of the outstanding principal and interest on the Notes in the manner provided in Section 2.6(c) hereof and in the Notes.

          SECTION 2.4. Dividends on Pledged Shares. In the event that any Dividend is to be paid on any Pledged Share at a time when no Event of Default has occurred and is continuing, such Dividend shall be paid directly to the Pledgor and after such payment will not be deemed Collateral. If any such Event of Default has occurred and is continuing, then any such Dividend shall be retained by the Pledgee as Collateral to be held and applied in accordance with Section 2.6 and 5.3 of this Pledge Agreement.

          SECTION 2.5. Continuing Security Interest; Transfer of Note. Subject to Section 2.6, this Pledge Agreement shall create a continuing security interest in the Collateral and shall

               (i) remain in full force and effect until payment or satisfaction in full of all Secured Obligations;

               (ii) be binding upon the Pledgor and its successors, transferees and assigns; and

               (iii) inure, together with the rights and remedies of the Pledgee hereunder, to the benefit of the Pledgee.

Without limiting the foregoing  clause (iii),  subject to the provisions of
Section 10 of the Notes, the Pledgee may assign or otherwise transfer (in whole or in part) the Notes held by it to any other person or entity, and such other person or entity shall thereupon become vested with all the rights and benefits in respect thereof granted to the Pledgee under this Pledge Agreement, subject, however, to any contrary provisions in such assignment or transfer.

          SECTION 2.6. Disposition of Collateral; Release; Application of Prepayments (a) Subject to the provisions of this Section 2.6, so long as no Event of Default has occurred and is continuing, the Pledgor shall have the right to effect a Transfer to a Third Party (a "Collateral Sale") or to a Permitted Transferee. In the event of a Collateral Sale, the Pledgor shall (i) in the case of a Collateral Sale in exchange for Cash, apply the Minimum Amount to the prepayment of the Notes in the manner provided in paragraph (c) below, and (ii) in the case of a Collateral Sale in exchange for Non-Cash Proceeds, deliver or assign to the Pledgee, as Collateral for the Secured Obligations, all such Non-Cash Proceeds. Any Non-Cash Proceeds delivered or assigned to the Pledgee pursuant to the preceding sentence shall be "Collateral" for all purposes of this Pledge Agreement and, if requested by the Pledgee, the Pledgor shall deliver to the Pledgee such additional documents in connection therewith, including U.C.C. financing statements, required to perfect the Pledgor's security interest in such Collateral.

          (b) Subject to the Pledgor's compliance with the terms of this
Section 2.6, upon (i) the payment in full of all Secured Obligations, the security interest granted herein shall automatically terminate and rights to the Collateral shall revert to the Pledgor, or (ii) any Collateral Sale, the security interest granted herein with respect to the Collateral subject thereto, shall automatically terminate and all rights to such Collateral shall revert to the Pledgor. Upon any such termination, the Pledgee will, at the sole expense of the Pledgor, deliver to the Pledgor, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing the Pledged Shares or shares of stock with respect to which the security interest herein has terminated, together with all other Collateral of the Pledgor with respect to which the security interest herein has terminated which is held by the Pledgee hereunder, and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

          (c) Any prepayment of Notes, whether made at the option of the Pledgor, in connection with a Collateral Sale or in connection with a Dividend or Distribution, shall be applied first to all accrued and unpaid interest on the Notes calculated up to and including the date of payment thereof and then pro-rata to the outstanding principal amount of all Notes then outstanding.

          (d) Notwithstanding paragraph (a) above, no Transfer to a Permitted Transferee shall be effective unless such Permitted Transferee shall have executed and delivered to the Pledgee a joinder to this Pledge Agreement in form reasonably acceptable to the Pledgee pursuant to which such Permitted Transferee agrees to be bound by the terms of this Pledge Agreement as a "Pledgor" hereunder.


          SECTION 2.7. Security Interest Absolute. All rights of the Pledgee and the security interests granted to the Pledgee hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional, irrespective of

          (a) any lack of validity or enforceability of the Notes or any other Document or any instrument or document relating thereto;

          (b) the failure of the Pledgee:

               (i) to assert any claim or demand or to enforce any right or remedy against the Pledgor or any other Person under the provisions of the Notes or otherwise; or

               (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Secured Obligations;

          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other extension, compromise or renewal of any of the Secured Obligations;

          (d) any reduction, limitation, impairment or termination of any of the Secured Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Pledgor hereby waive any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any of the Secured Obligations or otherwise;

          (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Notes or any other Document or any instrument or document relating thereto;

          (f) any addition, exchange, release, surrender or nonperfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Secured Obligations; or

          (g) any other circumstances which might otherwise constitute a defense (other than the defense of payment in full of the Secured Obligations) available to, or a legal or equitable discharge of, the Pledgor, any surety or any guarantor.


                                ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

          SECTION 3.1. Warranties, etc. The Pledgor represents and warrants to the Pledgee, as at the date of each pledge and delivery hereunder, by the Pledgor to the Pledgee of any Collateral, as set forth in this Article:

          (a) The Pledgor is the legal and beneficial owner of, and has good and valid title to (and has full right and authority to pledge and assign) such Collateral, free and clear of all Liens, except the Lien granted pursuant hereto in favor of the Pledgee; and

          (b) The delivery by the Pledgor of such Pledged Shares to the Pledgee is effective to create a valid, perfected, first priority security interest in such Collateral under the U.C.C. and all proceeds thereof securing the Secured Obligations, and, except as contemplated by Section 2.6(a) hereof, no filing or other action will be necessary to perfect or protect such security interest.


                                 ARTICLE IV

                                 COVENANTS

          SECTION 4.1. Protect Collateral; Further Assurances, etc. Except as provided in Section 2.6 hereof, the Pledgor will not sell, assign, transfer, pledge, or encumber in any other manner the Collateral except in favor of the Pledgee hereunder. The Pledgor agrees that at any time, and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments, and take all further action, that may be necessary or desirable, or that the Pledgee may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

          SECTION 4.2. Stock Powers, etc. The Pledgor agrees that (a) all Pledged Shares delivered by the Pledgor pursuant to this Pledge Agreement will be accompanied by duly executed, undated blank stock powers, or other equivalent instruments of transfer acceptable to the Pledgee and (b) in the event that any capital stock or other securities constituting Collateral is deemed pursuant to Section 2.3 to be delivered to the Pledgee, such Pledgor shall duly execute, upon the request of the Pledgee, undated blank stock powers or other equivalent instruments of transfer acceptable to the Pledgee. The Pledgor will, from time to time upon the request of the Pledgee, promptly deliver to the Pledgee such stock powers, instruments, and similar documents, satisfactory in form and substance to the Pledgee, with respect to the Collateral as the Pledgee may reasonably request and will, from time to time upon the request of the Pledgee after the occurrence and during the continuance of any Event of Default, promptly transfer any Pledged Shares or other shares of capital stock constituting Collateral into the name of the Pledgee or its nominee.

          SECTION 4.3. Continuous Pledge. Subject to Sections 2.4 and 2.6, the Pledgor will, at all times, keep pledged to the Pledgee pursuant hereto all Pledged Shares and all other shares of capital stock constituting Collateral, all Dividends and Distributions with respect thereto, and all other Collateral and other securities, instruments, proceeds, and rights from time to time received by or distributable to the Pledgor in respect of any Collateral.

          SECTION 4.4. Voting Rights; Dividends, etc. The Pledgor agrees after any Event of Default shall have occurred and so long as it shall be continuing and the Pledgee has notified the Pledgor of the Pledgee's intention to exercise its voting power under this Section 4.4,

               (i) the Pledgee may exercise (to the exclusion of the Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares or other shares of capital stock constituting Collateral and the Pledgor hereby grants the Pledgee an irrevocable proxy, exercisable under such circumstances, to vote the Pledged Shares and such other Collateral; and

               (ii) the Pledgor agrees promptly to deliver to the Pledgee such additional proxies and other documents as may be necessary to allow the Pledgee to exercise such voting power.

In the event that any Dividends or Distributions, cash payments or proceeds constituting Collateral, at any time and from time to time are held by the Pledgor but which the Pledgee is then entitled to receive and retain, shall, until delivery to the Pledgee, be held by the Pledgor separate and apart from its other property in trust for the Pledgee. The Pledgee agrees that unless an Event of Default shall have occurred and be continuing and the Pledgee shall have given the notice referred to in this Section 4.4, the Pledgor shall have the exclusive voting power with respect to any shares of capital stock (including any of the Pledged Shares) constituting Collateral pledged by the Pledgor hereunder and the Pledgee shall, upon the written request of the Pledgor, promptly deliver such proxies and other documents, if any, as shall be requested by the Pledgor which are necessary to allow the Pledgor to exercise voting power with respect to any such share of capital stock (including any of the Pledged Shares) constituting Collateral.




                                 ARTICLE V

                                  REMEDIES

          SECTION 5.1. Certain Remedies. If any Event of Default shall have occurred and be continuing, notwithstanding any other provision herein or in any other instrument, agreement or other document to the contrary, the Pledgee may proceed against the Collateral as provided herein, subject to the foregoing:

          (a) Subject to compliance with any applicable securities laws, the Pledgee may exercise all the rights and remedies of a secured party on default under the U.C.C. (whether or not the U.C.C. applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Pledgee's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Pledgee may deem commercially reasonable. The Pledgee may, to the extent permitted by
Section 9-504 of the U.C.C., be the purchaser of any of the Collateral so sold and the obligations of the Pledgor to the Pledgee may be applied as a credit against the purchase price. The Pledgor agrees that at least 10 days' prior notice to the Pledgor (or such longer period as may be required by law) of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Pledgee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Upon any such sale the Pledgee shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.

          (b) The Pledgee may:

               (i) transfer all or any part of the Collateral in the name of the Pledgee or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder;

               (ii) notify the parties obligated on any of the Collateral to make payment to the Pledgee of any amount due or to become due thereunder;

               (iii) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

               (iv) endorse any checks, drafts, or other writings in the name of the Pledgor constituting Collateral;

               (v) take control of any proceeds of the Collateral; and

               (vi) execute (in the name, place and stead of the Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

          SECTION 5.2. Compliance with Restrictions. The Pledgor agrees that in any sale of any of the Collateral whenever any Event of Default shall have occurred and be continuing, the Pledgee is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Pledgee be liable nor accountable to the Pledgor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

          SECTION 5.3. Application of Collateral Proceeds. If any Event of Default shall have occurred and be continuing, all cash proceeds received by the Pledgee in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall promptly be applied (after payment of any amounts payable to the Pledgee pursuant to Section 5.4) by the Pledgee against the Secured Obligations. Any surplus of such cash or cash proceeds held by the Pledgee and remaining after payment in full of all the Secured Obligations, shall be promptly paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

          SECTION 5.4. Indemnity and Expenses. The Pledgee shall be entitled to be indemnified and held harmless from and against any and all claims, losses, and liabilities arising out of or resulting from this Pledge Agreement (including enforcement of this Pledge Agreement), except claims, losses, or liabilities resulting from the Pledgee's gross negligence or willful misconduct. The Pledgee shall be entitled to the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Pledgee may incur in connection with:

          (a) the exercise or enforcement of any of the rights of the Pledgee hereunder; or

          (b) the failure by the Pledgor to perform or observe any of the provisions hereof.


                                 ARTICLE VI

                          MISCELLANEOUS PROVISIONS

          SECTION 6.1. Amendments, etc. No amendment to or waiver of any provision of this Pledge Agreement nor consent to any departure by the Pledgor here from shall in any event be effective unless the same shall be in writing and signed by the Pledgee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

          SECTION 6.2. Protection of Collateral. The Pledgee may from time to time, at its option, perform any act which the Pledgor agrees hereunder to perform and which the Pledgor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of any Event of Default) and the Pledgee may from time to time take any other action which the Pledgee reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

          SECTION 6.3. Collateral Agent. The Pledgee shall act as the agent of the Affiliates with respect to the Collateral and shall hold the Collateral for the benefit of the Affiliates in accordance with the terms of this Pledge Agreement.

          SECTION 6.4. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed or delivered to the Pledgor or the Pledgee at their respective addresses, and with copies to such additional parties, as specified in the Stock Purchase Agreement or, with respect to the Pledgor or the Pledgee, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notice so delivered shall be deemed given when received.

          SECTION 6.5. Section Captions. Section captions used in this Pledge Agreement are for convenience of reference only, and shall not affect the construction of this Pledge Agreement.

          SECTION 6.6. Counterparts. This Pledge Agreement may be executed by the parties hereto in several counterparts, and additional Persons may become Pledgor under this Pledge Agreement by executing a counterpart of this Pledge Agreement, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

          SECTION 6.7. GOVERNING LAW. THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          SECTION 6.8. WAIVER OF JURY TRIAL. THE PLEDGOR AND THE PLEDGEE HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PLEDGE AGREEMENT.

          SECTION 6.9. FORUM SELECTION AND CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, FOR ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING ("LITIGATION") ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING HERETO EXCEPT IN SUCH COURTS), AND FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO ITS RESPECTIVE ADDRESS SET FORTH IN THIS PLEDGE AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LITIGATION BROUGHT AGAINST IT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF THIS PLEDGE AGREEMENT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Pledge Agreement as of the day and year first above written.

                            LXH, L.L.C.

                            By: GS Capital Partners 2000, L.P.,
                                 its managing member

                            By: GS Advisors 2000, L.L.C.,
                                 its general partner

                            By:/s/ John E. Bowman
                               ----------------------------------
                               Name:  John E. Bowman
                               Title: Vice President



                            CIBA SPECIALTY CHEMICALS CORPORATION


                            By:/s/ Stanley Sherman
                               ----------------------------------
                               Name:  Stanley Sherman
                               Title: President and Chief Executive Officer


                                                               ATTACHMENT I
                                                                   to
                                                            Pledge Agreement

                                                             Pledged Shares


                                                              Common Stock



            Issuer                 No. of Shares Pledged         Certificate Number              Date Pledged
-----------------------------  ----------------------------  ----------------------------  -------------------------


      Hexcel Corporation                 8,272,312                    HC 51737                 December 19, 2000

